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                                    KELLWOOD


                            N E W S   R E L E A S E


MEDIA CONTACT:                                 FINANCIAL CONTACT:
Donna Weaver, VP Corp. Comm., Kellwood Co.,    Roger D. Joseph, VP Treasurer &
212.575.7467, Fax 212.575.5339 or                IR, Kellwood Co.,
donna_weaver@kellwood.com.                     314.576.3437, Fax 314.576.3325 or
                                               roger_joseph@kellwood.com.
                                               W. Lee Capps III,
                                               SR VP Finance &
                                               CFO, Kellwood Co.,
                                               314.576.3486, Fax
                                               314.576.3439 or
                                               wlc@kellwood.com.

FOR IMMEDIATE RELEASE

               KELLWOOD (NYSE:KWD) REPORTS SECOND QUARTER RESULTS
                SALES UP 14 PERCENT - NET EARNINGS UP 52 PERCENT
                       REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, MO., August 28, 2003 - Kellwood Company reported operating results today for the second quarter ended August 2, 2003, according to Hal J. Upbin, chairman, president and chief executive officer. Results for the second quarter exceeded street expectations. Sales for the quarter increased $64 million, or 14 percent to $527 million, versus $463 million last year due to the acquisition of Gerber Childrenswear on June 25, 2002, and the acquisition of Briggs on February 4, 2003.

         Net earnings for the quarter were strong increasing $2.3 million, or 52 percent to $6.7 million, or $0.25 per diluted share, versus $4.4 million, or $0.18 per diluted share before business and facilities realignment costs. Net earnings as reported in the second quarter of last year were $3.9 million, or $0.16 per diluted share.

         Each of Kellwood's business segments contributed to the year-to-year increase in sales for the second quarter. Sales of Women's Sportswear increased $25 million, or 9 percent due to the acquisition of Briggs. Men's Sportswear sales were especially strong increasing $24 million, or 25 percent. Finally, sales of Other Soft Goods increased $15 million, or 15 percent due to the acquisition of Gerber Children's Apparel.

         The improvement in net earnings came from increased sales, and a seven tenths of one percentage point improvement in gross profit as a percent of sales.




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                                    KELLWOOD



ADD ONE

         The second quarter increase in gross margin is the fifth consecutive quarter in which Kellwood has been able to post a year-to-year improvement in its gross profit percent. This is especially noteworthy given the current economic conditions, and continued sales price deflation at both retail and wholesale. The Company has been able to improve its gross margin due to more competitive sourcing resulting from shifting more of its contract production from the Western to Eastern hemisphere, running more contractor production through Kellwood's newly established trading company in Hong Kong, having less surplus and obsolete inventory to markdown, consolidating warehousing and distribution, and the elimination of several non-competitive and underutilized manufacturing facilities in North America, Mexico and the Caribbean Basin.

         Some of the year-to-year improvement in gross profit was offset by a $10.9 million increase in selling, general and administrative expense. The acquisition of Gerber Childrenswear and Briggs accounted for $7.0 million of the increase. The remaining increase was due to start-up spending for several new marketing initiatives, which will provide growth later in the year and in fiscal year 2004. Excluding these items, the Company continues to do an excellent job of controlling SG&A expenditures.

         Sales in the first half were $1,216 million, up $182 million, or 18 percent from $1,034 million reported last year, and essentially on plan. Sales of Women's Sportswear were up 13 percent, Men's Sportswear up 33 percent, and Other Soft Goods up 19 percent.

         Net earnings for the first half increased 47 percent to $27.5 million, or $1.03 per share on a diluted basis, versus $18.7 million, or $0.78 per diluted share last year before business and facilities realignment costs. Net earnings as reported for the six-month period last year were $12.5 million, or $0.52 per diluted share.

         Kellwood ended the quarter with a very strong balance sheet. Total debt at August 2, 2003 was $303 million, down $19 million from last year and represented 33 percent of total capital versus 37 percent last year. This is especially noteworthy given the Company's acquisition of Briggs on February 4, 2003. The improvement in Kellwood's capitalization resulted from an increase in free cash flow, improved working capital management, and $12 million of new equity issued in conjunction with the Briggs acquisition.


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                                    KELLWOOD


ADD TWO

         The economic and retail environment has been very difficult since the beginning of the year and Kellwood has managed its inventory accordingly. Inventory at August 2, 2003, excluding acquisitions was down $57 million, or 14 percent from last year, and represented 63 days of supply versus 70 days last year. Rigorous inventory management is especially important in this tenuous economic environment.

         Looking ahead to the second half and total fiscal year, three factors make it necessary to slightly reduce the sales and earnings forecast for the fiscal year.

         The first factor is that the Company has received lower than expected bookings for its Fall and Holiday business, which largely ships in the third quarter. Orders came in approximately $30 million below the expectation in May. Approximately one half of the drop in volume was due to JC Penney and Kohl's not repeating two promotional item programs serviced by Sag Harbor(R) and Koret(R), which turned out to be very disappointing for our customers and Kellwood. The other half of the drop in volume was largely due to loss of some low margin private label programs. As a result, Kellwood now expects sales for the year to be in the range of $2,525 million, an increase of $320 million, or 15 percent from $2,205 million last year.

         Secondly, Kellwood entered into two new major licensing arrangements during the quarter that will provide additional foundations for growth in 2004 on top of several exciting new brands and growth initiatives announced earlier in the year. The two new licensed brands in the Company's portfolio are Calvin Klein(R) women's sportswear and Def Jam University(TM) urban sportswear. These new initiatives will add very little volume in the second half of the year but will involve start-up spending of approximately $0.07 per share for the remainder of the fiscal year. When the Company provided earnings guidance for the year in May, the Calvin Klein(R) and Def Jam University(TM) marketing initiatives were not included in its forecast.

         Finally, management has made the decision to discontinue the European Hosiery business and will begin reporting European Hosiery (including the cost of discontinuance) as a discontinued operation in the third quarter. The annual sales of the business have fallen to $10 million and the operating loss this year is considerably higher than planned, and higher than it was last year. Offsetting these losses will be an anticipated net gain from the attempted purchase of the Kasper business out of bankruptcy (break up fee net of related expenses).

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                                    KELLWOOD


ADD THREE

         Kellwood acquired Gerber Childrenswear on June 25, 2002 in order to provide a new platform for growth and a foothold in the $27 billion market for children's apparel. Gerber's Hosiery Division (men's athletic socks) was included but was not regarded as a core business.

Management decided to realign the European Hosiery business by consolidating the two Irish manufacturing/warehousing operations and exploring the outsourcing of manufacturing. Changes in the European economy since the acquisition have made the business not viable, even with the realignment.

         As the result of lower forecasted sales, the start-up costs attendant with two NEW marketing initiatives previously discussed, and the increasing loss from the European Hosiery business net of the anticipated gain from the Kasper transaction, the Company now expects net earnings for the year, before the European Hosiery discontinuance costs but including its operating loss, to be in the range of $70.0-$72.0 million, or $2.60-$2.65 per diluted share versus $51.7 million, or $2.08 per diluted share before business and facility realignment costs reported last year. Net earnings as reported for last year were $42.0 million, or $1.69 per diluted share.

         The Company is in the process of identifying the costs to discontinue the European Hosiery operations. At this time, Kellwood estimates that the after tax discontinuance cost will not exceed $7.5 million and will be booked during the third and fourth quarters.

         The outlook for the third quarter which ends in October calls for sales to be in the range of $670-$680 million increasing 7 percent from $633 million reported last year due to the acquisition of Briggs.

         Net earnings for the third quarter are forecasted to increase 20 percent and be in the range of $28-$29 million, or $1.05-$1.10 per diluted share. This increase results from acquisitions and the many profit enhancement initiatives previously discussed. Last year, net earnings were $23.3 million, or $0.90 per diluted share before costs for business and facilities realignment. Net earnings as reported in the third quarter of last year were $21.1 million, or $0.82 per diluted share.



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                                    KELLWOOD


ADD FOUR

         Kellwood is pleased with the anticipated results for 2003, recognizing that the Company is in a very challenging time at retail and in general and the fact that the Company is spending approximately $8.5 million pre tax, or $.20 per diluted share on new initiatives. These initiatives were announced subsequent to the start of the current fiscal year.

         The Company is encouraged by the recent signs that indicate a turn for the better in the economy, employment, consumer confidence and activity at retail. Hopefully the pick up in comp store sales and sell through rates the Company has seen during the past few weeks will continue into the Fall. This favorable trend will not likely benefit Kellwood during the third quarter as the Company does relatively little reorder or stock replenishment business, and has been very cautious in producing additional inventory in anticipation of increased consumer demand. However, as the Company looks forward to the beginning of the Spring 2004 shipping season, which begins in January or Kellwood's fourth quarter, there could be potential for some upside.

         Finally, and most importantly, the outlook for the Company has never been more robust in terms of new organic growth initiatives, and the foundation of the Company has never been stronger in terms of operations and the financial strength and flexibility afforded by Kellwood's strong balance sheet.

         It is too soon to provide full income statement guidance for fiscal year 2004. However, when considering all of the new growth initiatives already announced, and for which a good deal of the start up SG&A spending has already been invested the Company is comfortable in forecasting organic sales growth in 2004 of 7-9 percent. The Company also hopes to close on at least one acquisition within the next six months.

          The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable September 19, 2003 to shareholders of record September 8, 2003.

         The Company will conduct a conference call on August 28 at 3:00 p.m. EST. If you wish to participate, you may do so by dialing 212-676-5369. An online archive of the conference call will be available within one hour of the completion of the call at www.kellwood.com until September 12, 2003.


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                                    KELLWOOD


ADD FIVE

Kellwood (NYSE:KWD) is a $2.4 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Gerber(R), EMME(R), Slates(R), Dockers(R) and Bill Burns(R) are produced under licensing agreements. For more information, visit www.kellwood.com.

         Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K and other filing with the SEC.









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                                    KELLWOOD


ADD SIX



KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
(Amounts in thousands, except per share data)



                                                         Three Months Ended                  Six Months Ended
                                                   -----------------------------    ------------------------------------
                                                      8/2/2003           8/3/2002          8/2/2003          8/3/2002
                                                   --------------     -------------    --------------    ---------------
Net sales by Segment:
    Women's sportswear                             $      291,764     $     267,056    $      707,588    $       628,216
    Men's sportswear                                      121,064            97,070           247,772            186,172
    Other soft goods                                      113,961            99,220           260,651            219,638
                                                   --------------     -------------    --------------    ---------------

    Total net sales                                       526,789           463,346         1,216,011          1,034,026
                                                   --------------     -------------    --------------    ---------------

Costs and expenses:
    Cost of products sold                                 418,787           372,221           968,973            836,015
    Selling, general and administrative                    88,280            77,420           185,286            156,915
    Provision for realignment                                   -                 -                 -              7,244
    Amortization of intangible assets                       2,087             1,330             4,932              2,055
    Interest expense                                        6,206             7,072            12,658             13,911
    Interest income and other, net                          1,104              (724)            1,509             (1,287)
                                                   --------------     -------------     -------------      -------------

Earnings before income taxes                               10,325             6,027            42,653             19,173

Income taxes                                                3,639             2,100            15,139              6,700
                                                   --------------     -------------     -------------      -------------

Net earnings                                       $        6,686     $       3,927     $      27,514      $      12,473
                                                   ==============     =============     =============      =============

Weighted average shares outstanding:
    Basic                                                  26,432            24,200            26,302             23,573
                                                   --------------     -------------     -------------      -------------
    Diluted                                                26,970            24,682            26,761             23,942
                                                   --------------     -------------     -------------      -------------

Basic Earnings per Share:                          $         0.25     $         0.16     $       1.05      $       0.53
                                                   ==============     ==============    =============      =============

Diluted Earnings per Share:                        $         0.25     $         0.16    $        1.03      $        0.52
                                                   ==============     ==============    =============      =============





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ADD SEVEN

KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(Amounts in thousands)


                                                               As of
                                                  ------------------------------
                                                      8/2/2003         8/3/2002
ASSETS
Current assets:
    Cash and time deposits                        $     112,078     $    142,679
    Receivables, net                                    314,675          290,152
    Inventories                                         355,572          403,901
    Prepaid taxes and expenses                           46,897           40,273
                                                  -------------     ------------

         Total current assets                           829,222          877,005

Property, plant and equipment, net                      102,918          128,718
Intangible assets, net                                  115,304           59,092
Goodwill                                                163,071           76,076
Other assets                                             34,674           50,563
                                                  -------------     ------------
Total assets                                      $   1,245,189     $  1,191,454
                                                  =============     ============

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
    Current portion of long-term debt             $      26,975     $     18,219
    Notes payable                                             -              659
    Accounts payable                                    180,864          179,852
    Accrued expenses                                     96,266           94,593
                                                  -------------     ------------

         Total current liabilities                      304,105          293,323

Long-term debt                                          276,224          303,055
Deferred income taxes and other                          63,246           58,579
Shareowners' equity                                     601,614          536,497
                                                  -------------     ------------
Total liabilities & shareowners' equity           $   1,245,189     $  1,191,454
                                                  =============     ============






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ADD EIGHT



Kellwood Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)


                                                                        Six Months Ended
                                                               ---------------------------------
                                                                    8/2/2003            8/3/2002
                                                               -------------      --------------

OPERATING ACTIVITIES
Net earnings                                                   $      27,514      $       12,473

Add/(deduct) items not affecting operating cash flows:
    Depreciation and amortization                                     18,086              14,385
    Provision for realignment                                              -               7,244
    Deferred income taxes and other                                    8,525               4,089

Changes in working capital components:
    Receivables, net                                                  38,343              50,949
    Inventories                                                       18,521              11,966
    Prepaid taxes and expenses                                        (5,287)             (1,828)
    Accounts payable and accrued expenses                            (62,974)             23,886
                                                               -------------      --------------
Net cash from operating activities                                    42,728             123,164
                                                               -------------      --------------

INVESTING ACTIVITIES
    Additions to property, plant and equipment                       (10,093)             (6,103)
    Acquisitions, net of cash acquired                              (134,150)            (17,835)
    Subordinated note receivable                                         688             (11,000)
    Disposition of fixed assets                                        1,923                 993
                                                               -------------      --------------

Net cash from investing activities                                  (141,632)            (33,945)
                                                               -------------      --------------

FINANCING ACTIVITIES
    Net proceeds from notes payable                                        -              (6,953)
    Reduction of long-term debt                                       (2,948)             (7,204)
    Dividends paid                                                    (8,428)             (7,371)
    Stock transactions under incentive plans                          10,496               5,749
                                                               -------------      --------------
Net cash from financing activities                                      (880)            (15,779)
                                                               -------------      --------------

Net increase (decrease) in cash and time deposits                    (99,784)             73,440
Cash and time deposits, beginning of period                          211,862              69,239
                                                               -------------      --------------

Cash and time deposits, end of period                          $     112,078      $      142,679
                                                               -------------      --------------

Supplemental cash flow Information:
    Interest paid                                              $      14,596              13,979
                                                               =============      ==============
    Income taxes paid                                          $      32,360              13,540
                                                               =============      ==============

Significant non-cash investing and financing activities:
    Issuance of stock for acquisitions                         $      11,891      $       68,185
                                                               -------------      --------------

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